Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13509, No. 333-13511, No. 333-100263, No. 333-136984, No. 333-184334, No. 333-184335, No. 333-184336, No. 333-212065 and No. 333-217794) and on Form S-3 (No. 333-212064 and No. 333-225198) of Universal Stainless & Alloy Products, Inc. of our report dated February 19, 2020, relating to the consolidated financial statements, financial statement schedule and effectiveness of internal control over financial reporting of Universal Stainless & Alloy Products, Inc., which appears in this Form 10-K.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
February 19, 2020